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                                                                    EXHIBIT 99.1



        FOR IMMEDIATE RELEASE



             INDIANAPOLIS JUDGE REDUCES DAMAGES IN MYSIMON TRADEMARK
                                INFRINGEMENT CASE

$26.8 MILLION VERDICT CUT TO $50,010

JUDGE ALSO RULES THAT NO NAME CHANGE IS REQUIRED UNTIL ALL APPEALS HAVE BEEN FINALLY RESOLVED


SANTA CLARA, CA - JANUARY 25, 2001 - A federal district court judge in Indianapolis has reduced a jury verdict rendered against mySimon, inc., a subsidiary of CNET Networks, Inc. (Nasdaq: CNET), from $26.8 million to $50,010. The original damages award, announced by mySimon on August 31, 2000, was rendered by an Indianapolis jury that found that mySimon infringed the mark of Simon Property Group, (SPG), a real estate investment trust based in Indianapolis. mySimon had requested that the trial court grant mySimon relief from the jury's verdict.

The jury's original award of $26.8 million in damages contained three components. The court eliminated entirely the award of $11.5 million of mySimon's "profits." In addition, the court found that the jury's award of $5.3 million to SPG for corrective advertising was unsupported by the evidence. The court offered SPG the opportunity to accept a reduced award of ten dollars in exchange for immediate entry of the judgment. If SPG does not accept the award, the court will grant mySimon's request for a new trial on the subject of corrective advertising and delay entry of final judgment. SPG has 21 days to decide whether it will accept the ten dollar award and immediate entry of judgment or seek a new trial on corrective advertising.

The court also reduced the punitive damages award rendered by the jury from $10 million to $50,000, subject to SPG's acceptance of the reduced corrective advertising award. If SPG does not accept that solution, then the amount of any punitive damages will not be known until a new trial on the subject of corrective advertising is conducted. The court denied SPG's request that mySimon be required to pay SPG's legal fees.

In addition, the court ruled that if the jury's verdict on trademark infringement is upheld on appeal, mySimon will be required to change its name and Web address, but ruled that no changes are required until after all appeals are exhausted. Any appeal is unlikely to be concluded for at least a year and it could be later if SPG forces a new trial on the issue of corrective advertising. If mySimon is ultimately required to change its name, mySimon will be permitted to redirect

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traffic from its Website www.mysimon.com (http://www.mysimon.com) for one year following any name change.

"We are pleased that the judge recognized that the damages award was excessive and that he has elected to allow us to continue with our business as usual pending appeal, which the judge acknowledges `will present substantial questions'," said Josh Goldman, President of mySimon. "While we are very appreciative of this ruling, we still believe that the fundamental determination by the jury that we infringed SPG's trademark is not supported by the law or the facts, and accordingly plan to appeal that aspect of the decision as well as the requirement that we change our name."

ABOUT CNET NETWORKS, INC.

CNET Networks, Inc. (Nasdaq: CNET), is the global source of technology and commerce-related information, data, exchanges and services. As a top 10 Internet company with established Web sites in 25 countries and 16 languages, CNET Networks connects buyers, sellers and suppliers throughout the IT supply chain with award-winning content via the Web, wireless devices, television, radio and print. Its respected brand portfolio includes CNET, ZDNet, mySimon, News.com, Computer Shopper magazine, SmartPlanet.com, and CNET Radio, as well as CNET Channel Services, including CNET Data Services, CNET Media Services and Channel Online. The company's vision is to educate and empower people and businesses by unlocking the potential of the technology world to make things easier and faster, and by helping them make smarter buying decisions.

                                      # # #

SAFE HARBOR:

This press release includes forward-looking statements regarding the court's decision on the jury verdict in the mySimon trademark infringement case and the company's need to change the name of mySimon. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. We undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. These forward-looking statements are subject to the risk that the court of appeals could reverse the judge's decision to reduce the damages award, that the jury's verdict will be upheld on appeal, and that the court's decision to stay the name change could be reversed on appeal.

CNET NETWORKS, INC.  MEDIA CONTACTS:

Blaise Simpson, 415 364-8447, BLAISES@CNET.COM (MAILTO:BLAISES@CNET.COM) Martha Papalia, 617 225-3340, MARTHA_PAPALIA@ZDNET.COM
                              (MAILTO:MARTHA_PAPALIA@ZDNET.COM)

CNET NETWORKS INC. INVESTOR RELATIONS CONTACT:

Robert Borchert, 212 503-3505, robertb@cnet.com